Exhibit 23.4

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Ruthigen, Inc. on Amendment No. 1 to Form S-4 (File No. 333-203417) of our report dated June 30, 2014 with respect to our audits of the financial statements of Ruthigen, Inc. as of March 31, 2014 and 2013 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. Our report on the financial statements refers to management’s election to early-adopt Accounting Standards Update 2014-10, which eliminates the previous disclosure requirements for development stage entities. Our opinion is not modified with respect to this matter. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

May 1, 2015